Exhibit 10.1

SECOND AMENDMENT TO
THE RETIREMENT PLAN FOR EMPLOYEES OF
BANCTRUST FINANCIAL GROUP, INC.

The Retirement Plan for Employees of BancTrust Financial Group, Inc. is hereby amended as follows:

1.	Section 4.06(b) is amended to read as follows effective June 1, 2011:

(b)
Delayed Retirement Benefit.  The Delayed Retirement Benefit, determined as of the Participant's Delayed Retirement Date, shall be computed in the manner set forth in Section 4.04(b), but based upon the Participant's Average Compensation and Credited Service for Benefit Accrual as of his Delayed Retirement Date. Notwithstanding the foregoing, in no event shall a Participant's Delayed Retirement Benefit be less than the actuarial equivalent of the Participant's Normal Retirement Benefit.  However, if the Participant elects benefit commencement while employed pursuant to Section 4.12, the Participant will not receive an actuarial increase with respect to the Early Accrued Benefit for periods after the Early Annuity Starting Date, as those terms are defined in Section 4.12.

2.	A new Section 4.12 is added to read as follows effective June 1, 2011:

4.12 Benefit Commencement While Employed
(a)
Notwithstanding any provisions of the Plan to the contrary, a Participant may make a one-time election to receive an in-service distribution of his vested retirement benefit under the Plan in accordance with the provisions of this Section if, as of the date of the Participant’s election, the Participant (i) has attained at least age 65, and (ii) is actively employed by the Employer or any other employer required to be aggregated with the Employer under section 414(b), (c), (m), or (o) of the Code (“Affiliated Employer”).  Any election made under this Section shall be made in a time and manner determined by the Administrator.

(b)
Subject to the notice and timing requirements described in Section 4.02, a Participant who elects to receive an in-service distribution of his retirement benefit under this Section shall commence receiving his retirement benefit beginning on the first day of the calendar month after the date the Administrator receives the Participant’s written application to have his benefit commence on such later date as the Participant may specify in his election (the “Early Annuity Starting Date”).  The Participant’s in-service retirement benefit shall be equal to the Normal Retirement Benefit the Participant would have received under Section 4.04(b) determined as if the Participant had terminated his employment with the Employer and all Affiliated Employers on the day immediately preceding the day payment of his in-service retirement benefit commences under this Section (the “Early Accrued Benefit”).

(c)
Payment of a Participant’s Early Accrued Benefit shall be in the form of payment elected by the Participant pursuant to Section 4.02 and Article V.  However, the Lump Sum option described in Section 5.03 is not available.  The Participant’s Early Annuity Starting Date shall be his Annuity Starting Date with respect to such benefit and the election to commence benefits under this Section while employed shall be irrevocable on and after such Early Annuity Starting Date, except as provided in the following subsection.

(d)
Upon later termination of a Participant who received an in-service distribution under this Section, the Participant’s Delayed Retirement Benefit shall be recalculated pursuant to Section 4.06(b) based on the formula then in effect and his Average Compensation at the time of his separation and Credited Service before and after the date his in-service distribution commenced, reduced by the Early Accrued Benefit.  The Participant shall then be entitled to make a benefit election pursuant to Section 4.02 and Article V with respect to this recalculated Delayed Retirement Benefit (after the Early Accrued Benefit offset).  Furthermore, if the Participant is eligible to elect a Single Lump Sum distribution under Section 5.03 without regard to this Section and does elect such a lump sum with respect to the Accrued Benefit earned after his Early Annuity Starting Date, the Participant may elect to receive the annuity payments remaining under his Early Annuity Starting Date election in an Actuarially Equivalent Single Lump Sum, provided that his spouse, if any, at his Early Annuity Starting Date, consents to such election in accordance with Section 4.02 and Article V.  Any distribution under this subsection that is made during or after the Participant’s first distribution calendar year (as defined in Reg. Section 1.401(a)(9)-5, A-1(b), must comply with Code section 401(a)(9) and the regulations thereunder.

(e)
Upon the Participant’s death after his Early Annuity Starting Date, the death benefit shall be determined in two steps.  The death benefit based on the Participant’s Early Accrued Benefit shall be determined according to the benefit form elected by the Participant as of the Early Annuity Starting Date except that if the Participant has not yet commenced receiving the Accrued Benefit earned after the Early Annuity Starting Date and the contingent annuitant of the Early Accrued Benefit is his surviving spouse, the surviving spouse may elect to receive the annuity payments remaining under his Early Annuity Starting Date election in an Actuarially Equivalent Single Lump Sum.  The death benefit based on the portion of the Participant’s Accrued Benefit earned after the Early Annuity Starting Date will be paid as provided in Section 4.09 or 4.10, as applicable.

(f)
Notwithstanding anything in this Section to the contrary, if a Participant retires, dies or otherwise terminates his employment with the Employer and all Affiliated Employers prior to the effective date of his election to receive an in-service retirement benefit, he shall receive his retirement benefit in accordance with all the provisions of the Plan other than this Section.

IN WITNESS WHEREOF, BancTrust Financial Group, Inc. has caused this instrument to be executed this 19 day of July, 2011.

BancTrust Financial Group, Inc.

ATTEST: (SEAL)	By: /s/ F. Michael Johnson

RECEIVED AND ACKNOWLEDGED

TRUSTEE

Date: July 19, 2011	By: /s/ Alexis Maloy